Exhibit 10.1

March 17, 2021

Dipak Golechha

Palo Alto Networks, Inc.

3000 Tannery Way

Santa Clara, California 95054

Re: Addendum to Employment Offer Letter (the “Addendum”)

Dear Dipak,

This letter agreement (the “Agreement”) is entered into between Palo Alto Networks, Inc. (“Company” or “we”) and Dipak Golechha (“Executive” or “you”). This Agreement is effective as of March 17, 2021 (“Effective Date”). The purpose of this Agreement is to confirm the current and updated terms and conditions of your employment.

1.

Position. Beginning on the Effective Date, you will serve as Executive Vice President, Chief Financial Officer of the Company. You will report to the Chief Executive Officer and shall perform the duties and responsibilities customary for such position and such other related duties as are assigned by the Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.	Compensation.

a.

Base Salary. Your salary will be at an annualized rate of $600,000 per year beginning on the Effective Date, payable in accordance with the Company’s standard payroll schedule. Your salary, as well as any other cash amounts payable under this Agreement, will be subject to applicable tax withholdings. Your salary may be adjusted from time to time by our Board of Directors (the “Board”) or the Compensation Committee of our Board of Directors (the “Compensation Committee”) at their sole discretion.

b.

Variable Incentive Program (“VIP”). Additionally, you will be eligible for an annual variable incentive target of 100% of your base salary (less payroll deductions and all required withholdings) in accordance with the applicable Palo Alto Networks incentive compensation plan.

c.

Equity. A Performance Stock (PSU) award with a value of $4,000,000 (four million dollars). The attainment of shares under such PSU award will be based on performance targets as determined by the Compensation Committee of the Board of Directors. Except as provided herein, any shares attained under such PSU award shall vest over 4 years from the grant date, which will be March 20, 2021, with 1/4 vesting on the first anniversary of the grant date and the remainder vesting on a quarterly basis thereafter. The PSUs will have such other terms contained in the Company’s form of agreement under the Plan.

3.

At Will Employment. While we look forward to a continued productive relationship, your employment with the Company, however, is for an unspecified period of time and this Agreement creates an at-will employment relationship that may be terminated (subject to the terms of this Agreement) by you or the Company at any time for any reason and with or without cause or prior notice. Upon termination of your employment for any reason, you shall be entitled to receive any compensation earned and reimbursements due through the effective date of termination.

4.

Benefits. You will continue to be eligible to participate in benefit plans established by the Company for its employees from time to time. Upon your termination of employment with the Company for any reason, you will be paid your salary through your date of termination.

5.

Confidentiality; Compliance with Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, as a condition of your employment you were required to sign the Company’s “Employee Invention Assignment and Confidentiality Agreement” on or prior to your start date. You represent that your signing of this Agreement and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your continued employment with the Company, will not violate any agreement currently in place between yourself and current or past employers. You agree to continue to be bound by the policies and procedures of the Company now or hereafter in effect relating to the conduct of employees.

6.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of commencing employment with the Company you were required to present documentation demonstrating that you have authorization to work in the United States. By your signature to this Agreement, you represent that you have presented the Company such documentation.

7.

Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California (without regard to its laws relating to choice-of-law or conflict-of-laws).

8.	Miscellaneous.

a.

Successors. This Agreement shall inure to the benefit of and be binding upon (a) the Company and any of its successors, and (b) you and your heirs, executors and representatives in the event of your death. Any successor to the Company shall be deemed substituted for the Company under the terms of this agreement for all purposes. In the event of a Change in Control, the Company agrees to obtain assumption of this Agreement by its successor.

b.

Modification. This Agreement, including, but not limited to the at will provision above, may not be amended or modified other than by a written agreement designated as an amendment and executed by you and a representative of the Board, although the Company reserves the right to unilaterally modify your compensation, benefits, job title and duties (subject to any express limitations set forth above).

c.

Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

d.

Complete Agreement. This Agreement (together with the Employee Invention Assignment and Confidentiality Agreement, the D&O Indemnification Agreement (if any) and the Company’s 2012 Equity Incentive Plan, any successor equity incentive plan and any equity award agreement issued thereunder) represents the entire agreement between you and the Company with respect to the material terms and conditions of your employment, and supersedes and replaces all prior discussions, negotiations and agreements, including, but not limited to your original offer letter agreement with the Company dated December 4, 2020.

e.

Counterparts. This Agreement may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and (ii) by facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.

We are extremely excited about your continued employment with Palo Alto Networks.

***

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this letter and returning a copy to me.

Sincerely,

Liane Hornsey

/s/ Liane Hornsey

Agreed to and accepted:

Signature:	/s/ Dipak Golechha

Printed Name:	Dipak Golechha

Date:	3/17/ 2021